Exhibit 22.1	Guaranteed Securities

The following table presents securities issued by Chubb INA Holdings Inc. (Chubb INA) (Subsidiary Issuer) and guaranteed by Chubb INA's parent, Chubb Limited (Subsidiary Guarantor):

Description of securities
3.35% senior notes due May 2024
0.3% euro-denominated senior notes due December 2024
3.15% senior notes due March 2025
3.35% senior notes due May 2026
0.875% euro-denominated senior notes due June 2027
1.55% euro-denominated senior notes due March 2028
8.875% debentures due August 2029
0.875% euro-denominated senior notes due December 2029
1.375% senior notes due September 2030
1.4% euro-denominated senior notes due June 2031
6.8% debentures due November 2031
6.7% senior notes due May 2036
6.0% senior notes due May 2037
2.5% euro-denominated senior notes due March 2038
6.5% senior notes due May 2038
4.15% senior notes due March 2043
4.35% senior notes due November 2045
2.85% senior notes due December 2051
3.05% senior notes due December 2061